Exhibit 99.2

REDEMPTION NOTICE

April 20, 2005

To:	Fernwood Holdings LLC

Holder of Host Marriott Corporation 10% Class D Cumulative Redeemable Preferred Stock

Pursuant to the Articles Supplementary of Host Marriott Corporation (the “Company”) classifying the 10% Class D Cumulative Redeemable Preferred Stock, par value $0.01 per share of the Company (the “Class D Stock”), the Company is hereby providing notice to you of the Company’s redemption of all outstanding shares of its Class D Stock (the “Class D Preferred Shares”), and the following information in connection with such redemption:

1. The redemption date shall be May 20, 2005 (the “Redemption Date”).

2. The Class D Preferred Shares are being redeemed at a redemption price of $25.00 per share, plus $0.2431, the amount equal to all dividends accrued and unpaid thereon to the Redemption Date. You will receive, upon presentation of your Class D Stock certificate as indicated in Paragraph 4 below, $837,616.54 (representing the 33,182 shares of Class D Preferred Shares held by you, multiplied by $25.2431).

3. The total number of Class D Preferred Shares to be redeemed by the Company pursuant to Section 5(b) of the Articles Supplementary classifying the Class D Stock is 33,182, representing all of the issued and outstanding Class D Preferred Shares (the “Redeemed Shares”).

4. In order to receive payment for your Redeemed Shares, you should send by overnight mail or by certified mail, return receipt requested, or deliver by hand your Class D Stock certificate, to the Company on or after the Redemption Date at the address set forth below.

Host Marriott Corporation

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attn: William Kelso, Esquire

Assistant General Counsel

5. Dividends on the Class D Preferred Shares shall cease to accrue on the Redemption Date. The Redeemed Shares will be canceled on the stock records of the Company as of the Redemption Date and, thereafter, you will have no rights as a stockholder of the Company, other than the right to receive payment, upon surrender of your Class D Preferred stock certificate(s), in the amount of the Redemption Price.

Sincerely,

HOST MARRIOTT CORPORATION

By:	/s/ Gregory J. Larson
Name:	Gregory J. Larson
Title:	Senior Vice President, Treasurer and Investor Relations